Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2005 Stock Incentive Plan of our report dated March 24, 2004, with respect to the consolidated statement of operations, consolidated statement of changes in stockholders’ equity, and consolidated statement of cash flows of Healthaxis Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

May 8, 2006